RYAN'S FAMILY STEAK HOUSES, INC. REPORTS
          DECEMBER AND FOURTH QUARTER SALES RESULTS

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GREER,  SOUTH CAROLINA - - Ryan's Family Steak Houses,  Inc.
(NASDAQ:RYAN) today announced that same-store sales for the 4-week period ended December 30, 1998 ("December") increased
by  3.6%.   Same-store sales for the quarter ended  December
30, 1998 increased by 4.0%.  Details follow:

                                      (Unaudited)
                               December      4th Quarter
                                 1998            1998

Total sales (000's)           $45,958         $153,889
Increase from prior year          +7%              +8%

Average unit sales:
Same stores (open at least 18 mos.)+3.6%         +4.0%
All stores (all Ryan's units)   +3.5%            +3.7%

At  December  30, 1998, the Company owned and  operated  280
Ryan's restaurants.

Financial  results for the fourth quarter  and  fiscal  year
1998  are  expected to be released on January 20, 1999.   In
addition, the Company's next accounting period consists of 5 weeks, ending on February 3, 1999.